HomeTrust Bancshares, Inc. Reports Fourth Quarter and Fiscal Year 2019 Financial Results
ASHEVILLE, N.C., July 25, 2019 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income increased 11.2% to $8.0 million, or $0.44 per diluted share for the fourth quarter of fiscal 2019, compared to $7.2 million, or $0.38 per diluted share for the same period a year ago. Net income totaled $27.1 million, or $1.46 per diluted share for the year ended June 30, 2019, compared to $8.2 million, or $0.44 per diluted share for fiscal year 2018. Earnings during the year ended June 30, 2019 were negatively impacted by a $5.7 million provision primarily related to one $6.0 million commercial lending relationship, which was fully charged off. Earnings for the year ended June 30, 2018 included a $17.9 million write-down of deferred tax assets following a deferred tax revaluation resulting from enactment of the Tax Cuts and Jobs Act (“Tax Act”) with no comparable charge in fiscal year 2019.
"We concluded fiscal 2019 on yet another high note set by record net income,” said Dana Stonestreet, Chairman, President and Chief Executive Officer. “Our success reflects the hard work of our employees to ensure our customers and communities are, as we like to say, Ready for What's Next. As a result, we had over $1 billion in loan originations for the second year in a row; net organic loan growth of 10%; SBA loan sales that generated $3.4 million in noninterest income; and our new equipment finance line of business originated $147 million in loans and leases during the year. Continued improvements in our financial performance led to our first cash dividend along with the adoption of our sixth stock repurchase program. As we look into fiscal 2020 and beyond, we will remain focused and disciplined on executing our strategic plan to deliver more value to our customers and shareholders."
Highlights for the quarter ended June 30, 2019 compared to the corresponding quarter in the previous year:

•	return on assets ("ROA") increased 4.5% to 0.92% from 0.88%;

•	net interest income increased $1.0 million, or 3.9% to $26.9 million from $25.9 million;

•	noninterest income increased $1.7 million, or 34.6% to $6.8 million from $5.1 million;

•	provision for loan losses increased to $200,000 from $0;

•	organic net loan growth, which excludes purchases of home equity lines of credit, was $56.0 million, or 8.9%
     annualized compared to $80.3 million, or 14.1% annualized;

•	292,630 shares were repurchased during the quarter at an average price of $25.01 per share; and

•	quarterly cash dividends of $0.06 per share totaling $1.1 million.

Highlights for the year ended June 30, 2019 compared to the year ended June 30, 2018:

•	ROA was 0.80%, compared to 0.25%;

•	net interest income increased $5.5 million, or 5.5% to $106.9 million from $101.3 million;

•	noninterest income increased $3.9 million, or 20.7% to $22.9 million from $19.0 million;

•	provision for loan losses increased to $5.7 million from $0;

•	net loans receivable increased 7.1% to $2.7 billion from $2.5 billion;

•	organic net loan growth was $228.6 million, or 9.7% compared to $171.3 million, or 7.8%;

•	nonperforming assets decreased 9.0% to $13.3 million, or 0.38% of total assets compared to $14.6 million, or 0.44%
of total assets;

•	total deposits increased 6.0% to $2.3 billion from $2.2 billion; and

•	1,149,785 shares of common stock were repurchased during the year at an average price of $26.65 per share.

Income Statement Review
Net interest income increased to $26.9 million for the quarter ended June 30, 2019 compared to $25.9 million for the comparative quarter in fiscal 2018. The $1.0 million, or 3.9% increase was due to a $4.8 million increase in interest and dividend income primarily driven by an increase in average interest-earning assets, which was partially offset by a $3.8 million increase in interest expense, which was primarily driven by increases in the cost of interest-bearing liabilities. Average interest-earning assets increased $189.3 million, or 6.2% to $3.2 billion for the quarter ended June 30, 2019 compared to $3.0 billion for the corresponding quarter in fiscal 2018. For the quarter ended June 30, 2019, the average balance of total loans receivable increased $226.5 million, or 9.2% compared to the same quarter last year primarily due to organic loan growth. The average balance of other interest-earning assets increased $4.4 million, or 1.6% between the periods primarily due to increases in commercial paper investments and other investments at cost. These increases were mainly funded by the cumulative decrease of $41.7 million, or 15.4% in average interest-earning deposits in other banks and securities available for sale, and an increase in average interest-bearing liabilities, primarily deposits, of $203.1 million, or 8.1% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2019 decreased to 3.38% from 3.47% for the same period a year ago.

Total interest and dividend income increased $4.8 million, or 15.6% for the three months ended June 30, 2019 as compared to the same period last year, which was primarily driven by a $4.5 million, or 16.5% increase in loan interest income and a $306,000, or 13.0% increase in interest income from other interest-earning assets (comprised primarily of income from commercial paper). The additional loan interest income was driven by increases in both the average balance of loans receivable and loan yields compared to the prior year quarter. Average loan yields increased 28 basis points to 4.76% for the quarter ended June 30, 2019 from 4.48% in the corresponding quarter last year primarily due to the impact of increases in the targeted federal funds rate. Partially offsetting the increase in loan interest income was a $164,000, or 27.5% decrease in the accretion of purchase discounts on acquired loans as a result of reduced prepayments as compared to the same quarter last year. For the quarters ended June 30, 2019 and 2018, average loan yields included six and ten basis points, respectively, from the accretion of purchase discounts on acquired loans. The incremental accretion and the impact to loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchase discount for acquired loans decreases. The total purchase discount for acquired loans was $6.7 million at June 30, 2019, compared to $7.1 million at March 31, 2019 and $8.8 million at June 30, 2018.
Total interest expense increased $3.8 million, or 75.0% for the quarter ended June 30, 2019 compared to the same period last year. The increase was due to a $2.7 million, or 122.1% increase in deposit interest expense and a $1.1 million, or 37.9% increase in interest expense on borrowings. The additional deposit interest expense was a result of our focus on increasing deposits as the average balance of interest-bearing deposits increased $128.5 million, or 6.9% along with a 52 basis point increase in the average cost of interest-bearing deposits for the quarter ended June 30, 2019 compared to the same quarter last year. Average borrowings for the quarter ended June 30, 2019 increased $74.6 million, or 12.0% and the average cost of borrowings increased 42 basis points compared to the same period last year, driving the increase in interest expense on those borrowings. The overall average cost of funds increased 50 basis points to 1.32% for the current quarter compared to 0.82% in the same quarter last year due primarily to the impact of the previously mentioned interest rate increases on our interest-bearing liabilities.
Net interest income increased $5.5 million or 5.5% to $106.9 million for the year ended June 30, 2019 compared to $101.3 million for the year ended June 30, 2018. Average interest-earning assets increased $173.6 million, or 5.8% to $3.1 billion for the year ended June 30, 2019 compared to $3.0 billion in the prior year. The $213.2 million, or 8.8% increase in average balance of total loans receivable for the year ended June 30, 2019 was primarily due to organic loan growth. The average balance of other interest-earning assets increased $35.2 million, or 14.2% between the periods primarily due to increases in commercial paper investments and other investments at cost. These increases were mainly funded by the cumulative decrease of $74.7 million, or 24.2% in average interest-earning deposits in other banks and securities available for sale, and an increase in average interest-bearing liabilities of $152.1 million, or 6.2%. Net interest margin (on a fully taxable-equivalent basis) for the year ended June 30, 2019 decreased three basis points to 3.43% from 3.46% for last year.
Total interest and dividend income increased $19.9 million, or 16.9% for the year ended June 30, 2019 as compared to the year ended June 30, 2018. The increase was primarily driven by a $16.8 million, or 16.0% increase in loan interest income and a $3.5 million, or 51.6% increase in interest income from other interest-earning assets, partially offset by a $433,000, or 7.7% decrease in interest income from securities available for sale and deposits in other banks. The additional loan interest income was primarily due to the increase in the average balance of loans receivable, which was partially offset by a $1.1 million decrease in the accretion of purchase discounts on acquired loans to $2.1 million for the year ended June 30, 2019 from $3.2 million for fiscal year 2018. Average loan yields increased 27 basis points to 4.68% for the year ended June 30, 2019 from 4.41% last year. For the year ended June 30, 2019 and 2018, average loan yields included eight and 14 basis points, respectively, from the accretion of purchase discounts on acquired loans.

Total interest expense increased $14.3 million, or 89.0% for the year ended June 30, 2019 compared to last year. This increase was primarily related to the $138.1 million, or 7.7% increase in average interest-bearing deposits and the corresponding 44 basis point increase in the average cost of those deposits, resulting in additional deposit interest expense of $9.0 million for the year ended June 30, 2019 as compared to the year ended June 30, 2018. In addition, average borrowings increased $13.9 million, or 2.1% along with a corresponding increase of 77 basis points in the average cost of those borrowings, resulting in additional interest expense of $5.3 million for the year ended June 30, 2019 as compared to the year ended June 30, 2018. The overall cost of funds increased 51 basis points to 1.16% for the year ended June 30, 2019 compared to 0.65% last year.
Noninterest income increased $1.7 million, or 34.6% to $6.8 million for the three months ended June 30, 2019 from $5.1 million for the same period in the previous year. The leading factors of the increase included an $819,000, or 62.4% increase in gains from the sale of loans due primarily to originations and sales of the guaranteed portion of U.S Small Business Administration (“SBA”) commercial loans; a $511,000, or 84.3% increase in other noninterest income primarily related to operating lease income from the new equipment finance line of business; and a $399,000, or 150.0% increase in loan income and fees as result of our adjustable rate conversion program, which allows borrowers to convert from an adjustable rate to a fixed rate loan.
Noninterest income increased $3.9 million, or 20.7% to $22.9 million for the year ended June 30, 2019 from $19.0 million for the year ended June 30, 2018. Driving the increase was a $1.9 million, or 45.4% increase on gain on sale of loans primarily due to originations and sales of SBA commercial loans; a $1.1 million, or 45.3% increase in other noninterest income primarily related to operating lease income; an $809,000, or 9.2% increase in service charges on deposit accounts as a result of an increase in deposit accounts and related fees; and a $246,000, or 20.9% increase in loan income and fees. There was also no gain from the sale of premises and equipment for the year ended June 30, 2019 as compared to $164,000 last year.
Noninterest expense for the three months ended June 30, 2019 increased $1.7 million, or 7.6% to $23.4 million compared to $21.8 million for the three months ended June 30, 2018. The increase was primarily due to a $1.4 million, or 11.5% increase in salaries and employee benefits; a $262,000, or 70.4% increase in marketing and advertising; a $240,000, or 14.1% increase in computer services; and a $53,000, or 6.8% increase in telephone, postage, and supplies expense, mainly driven by the expansion of our SBA and equipment finance lines of business. The $94,000, or 25.2% increase in deposit insurance premiums was due to changes in our loan mix and lower capital levels as a result of stock repurchases. Partially offsetting these increases was the cumulative decrease of $286,000, or 6.9% in real estate owned ("REO") related expenses; core deposit intangibles amortization; and other expense for the three months ended June 30, 2019 compared to the same period last year.
Noninterest expense for the year ended June 30, 2019 increased $4.8 million, or 5.6% to $90.1 million compared to $85.3 million for the year ended June 30, 2018. The increase was primarily due to a $4.1 million, or 8.6% increase in salaries and employee benefits; a $1.2 million, or 19.0% increase in computer services; a $375,000, or 25.4% increase in marketing and advertising; and a $121,000, or 10.2% increase in REO related expenses. Partially offsetting these increases was a $616,000, or 23.3% decrease in core deposit intangible amortization; a $235,000, or 2.4% decrease in net occupancy expense; and a $193,000, or 11.9% decrease in deposit insurance premiums as a result of lower nonaccrual loans during the year ended June 30, 2019 compared to last year.
For the three months ended June 30, 2019, the Company's income tax expense was $2.1 million compared to $2.0 million for the three months ended June 30, 2018. The effective tax rates for the three months ended June 30, 2019 and 2018 are 20.8% and 21.8%, respectively.
For the year ended June 30, 2019, the Company's income tax expense was $6.8 million compared to $26.7 million for the year ended June 30, 2018. The Company’s corporate federal income tax rate for the years ended June 30, 2019 and 2018 was 21% and 27.5%, respectively. In the quarter ended December 31, 2017, following a revaluation of net deferred tax assets due to the Tax Act, the Company recorded additional income tax expense of $17.9 million.
Balance Sheet Review
Total assets increased $172.0 million, or 5.2% to $3.5 billion at June 30, 2019 from $3.3 billion at June 30, 2018. Total liabilities increased $172.4 million, or 6.0% to $3.1 billion at June 30, 2019 from $2.9 billion at June 30, 2018. Deposit growth of $131.0 million, or 6.0%; a $45.0 million, or 7.1% increase in borrowings; and the cumulative decrease of $48.1 million, or 21.7% in certificates of deposit in other banks and securities available for sale were used to fund the $179.3 million, or 7.1% increase in total loans receivable, net of deferred loan fees, the $12.4 million, or 5.4% increase in commercial paper, the $12.3 million, or 209.5% increase in loans held for sale, and the $9.4 million, or 22.4% increase in other investments, net during the fiscal year 2019. The increase in net loans receivable from June 30, 2018, was driven by organic net loan growth of $228.6 million as primarily seen in the growth of our commercial and industrial and equipment finance loans which had a cumulative increase of $143.7 million, or 96.6%. In addition, commercial real estate loans increased during the year ended June 30, 2019, by $69.9 million or 8.2%. The increase in loans held for sale was due primarily to SBA loans originated during the period. The $13.7 million, or 391.2% increase in other assets was primarily due to the increase in operating leases originated by our new equipment finance line of business.

Stockholders' equity at June 30, 2019 decreased $346,000, or 0.1% to $408.9 million compared to $409.2 million at June 30, 2018. Changes within stockholders' equity included $27.1 million in net income, $3.0 million in stock-based compensation, and a $2.3 million increase in other comprehensive income representing a reduction in unrealized losses on investment securities, net of tax, to an unrealized gain of $733,000, partially offset by 1,149,785 shares of common stock repurchased at an average price per share of $26.65, or approximately $30.6 million in total, and $3.2 million related to cash dividends. As of June 30, 2019, HomeTrust Bank and the Company were considered "well capitalized" in accordance with their regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for loan losses was $21.4 million, or 0.79% of total loans, at June 30, 2019 compared to $21.1 million, or 0.83% of total loans, at June 30, 2018. The allowance for loan losses to gross loans, excluding acquired loans, was 0.85% at June 30, 2019, compared to 0.91% at June 30, 2018.
There was a $200,000 provision for loan losses for the three months ended June 30, 2019 compared to none for the same period last year. The $5.7 million provision for loan losses for the year ended June 30, 2019 compared to no provision for the year ended June 30, 2018 is primarily related to a $6.0 million commercial lending relationship, which was fully charged off in the third and fourth quarters this fiscal year. At the end of March 2019, the Company became aware that a commercial borrower operating as a heavy equipment contractor with $6.0 million of outstanding borrowings from the Bank had unexpectedly ceased operations. Based on further investigation and certain actions taken by the principal of the borrower, the Company believed that the Bank's collateral, consisting primarily of accounts receivable, had substantially deteriorated. As a result of this investigation and further subsequent developments, the Company determined a full charge-off of this relationship was appropriate. The Company is continuing to take action to enforce its rights against the borrower, guarantors and its collateral, including to preserve and recover the borrower’s assets, where appropriate.
As a result of this charged off lending relationship, net loan charge-offs increased to $3.2 million for the three months ended June 30, 2019 as compared to $412,000 for the same period during the prior fiscal year. Net loan charge-offs increased to $5.3 million for the year ended June 30, 2019 from $91,000 for fiscal 2018. Net charge-offs as a percentage of average loans were 0.47% for the quarter ended June 30, 2019 compared to 0.07% for the same period last fiscal year. Net charge-offs as a percentage of average loans increased to 0.20% for the year ended June 30, 2019 from 0% for last fiscal year.
Nonperforming assets decreased 9.0% to $13.3 million, or 0.38% of total assets, at June 30, 2019, compared to $14.6 million, or 0.44% of total assets, at June 30, 2018. Nonperforming assets included $10.4 million in nonaccruing loans and $2.9 million in REO at June 30, 2019, compared to $10.9 million and $3.7 million, in nonaccruing loans and REO, respectively, at June 30, 2018.  Included in nonperforming loans are $4.5 million of loans restructured from their original terms of which $1.8 million were current at June 30, 2019, with respect to their modified payment terms. The decrease in nonaccruing loans was primarily due to continued improvement in credit quality throughout the loan portfolio and loans returning to performing status as payment history and the borrower's financial status improved. At June 30, 2019, $4.1 million, or 39.6%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans acquired from prior acquisitions aggregating $1.3 million are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans decreased to 0.38% at June 30, 2019 from 0.43% at June 30, 2018.
The ratio of classified assets to total assets decreased to 0.89% at June 30, 2019 from 1.0% at June 30, 2018. Classified assets decreased 6.5% to $30.9 million at June 30, 2019 compared to $33.1 million at June 30, 2018. While the previously mentioned significant provision for loan losses negatively affected our earnings, we believe our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a loan portfolio with a moderate risk profile.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of June 30, 2019, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 43 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, Cary, and Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HTB.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018 (2)
Assets
Cash	$40,909	$40,633	$44,425	$39,872	$45,222
Interest-bearing deposits	30,134	37,678	26,881	18,896	25,524
Cash and cash equivalents	71,043	78,311	71,306	58,768	70,746
Commercial paper	241,446	246,903	239,286	238,224	229,070
Certificates of deposit in other banks	52,005	56,209	51,936	58,384	66,937
Securities available for sale, at fair value	121,786	139,112	149,752	148,704	154,993
Other investments, at cost	51,328	51,122	44,858	43,996	41,931
Loans held for sale	18,175	14,745	13,095	10,773	5,873
Total loans, net of deferred loan fees	2,705,190	2,660,647	2,632,231	2,587,106	2,525,852
Allowance for loan losses	(21,429)	(24,416)	(21,419)	(20,932)	(21,060)
Net loans	2,683,761	2,636,231	2,610,812	2,566,174	2,504,792
Premises and equipment, net	61,051	60,559	61,232	61,737	62,537
Accrued interest receivable	10,533	10,885	10,372	10,252	9,344
Real estate owned ("REO")	2,929	3,003	2,955	3,286	3,684
Deferred income taxes	26,523	28,832	28,533	30,942	32,565
Bank owned life insurance ("BOLI")	90,254	89,663	89,156	88,581	88,028
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	2,499	2,948	3,436	3,963	4,528
Other assets	17,207	13,576	10,732	4,537	3,503
Total Assets	$3,476,178	$3,457,737	$3,413,099	$3,353,959	$3,304,169
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,327,257	$2,308,395	$2,258,069	$2,203,044	$2,196,253
Borrowings	680,000	680,000	688,000	675,000	635,000
Capital lease obligations	1,880	1,888	1,897	1,905	1,914
Other liabilities	58,145	60,224	54,163	59,815	61,760
Total liabilities	3,067,282	3,050,507	3,002,129	2,939,764	2,894,927
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	180	183	185	190	191
Additional paid in capital	190,315	196,824	203,660	214,803	217,480
Retained earnings	224,545	217,490	215,289	208,365	200,575
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,877)	(7,009)	(7,142)	(7,274)	(7,406)
Accumulated other comprehensive income (loss)	733	(258)	(1,022)	(1,889)	(1,598)
Total stockholders' equity	408,896	407,230	410,970	414,195	409,242
Total Liabilities and Stockholders' Equity	$3,476,178	$3,457,737	$3,413,099	$3,353,959	$3,304,169
_________________________________

(1)
Shares of common stock issued and outstanding was 17,984,105 at June 30, 2019; 18,265,535 at March 31, 2019; 18,520,825 at December 31, 2018, 18,939,280 at September 30, 2018; and 19,041,668 at June 30, 2018.

(2)	Derived from audited financial statements.

Consolidated Statement of Income (Unaudited)

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2019	2018 (1)
Interest and Dividend Income
Loans	$31,861	$30,770	$27,337	$121,903	$105,082
Securities available for sale	861	850	877	3,443	3,668
Certificates of deposit and other interest-bearing deposits	2,172	2,283	1,969	8,278	5,939
Other investments	961	821	830	3,635	2,713
Total interest and dividend income	35,855	34,724	31,013	137,259	117,402
Interest Expense
Deposits	4,996	4,404	2,249	15,757	6,758
Borrowings	3,935	3,741	2,854	14,626	9,314
Total interest expense	8,931	8,145	5,103	30,383	16,072
Net Interest Income	26,924	26,579	25,910	106,876	101,330
Provision for Loan Losses	200	5,500	—	5,700	—
Net Interest Income after Provision for Loan Losses	26,724	21,079	25,910	101,176	101,330
Noninterest Income
Service charges and fees on deposit accounts	2,368	2,265	2,376	9,611	8,802
Loan income and fees	665	134	266	1,422	1,176
Gain on sale of loans held for sale	2,132	1,472	1,313	6,218	4,276
BOLI income	529	518	501	2,103	2,117
Gain from sale of premises and equipment	—	—	—	—	164
Other, net	1,117	997	606	3,541	2,437
Total noninterest income	6,811	5,386	5,062	22,895	18,972
Noninterest Expense
Salaries and employee benefits	13,286	13,463	11,918	52,291	48,170
Net occupancy expense	2,408	2,294	2,478	9,454	9,689
Marketing and advertising	634	400	372	1,853	1,478
Telephone, postage, and supplies	830	698	777	3,040	2,958
Deposit insurance premiums	467	320	373	1,426	1,619
Computer services	1,940	1,980	1,700	7,664	6,440
Loss (gain) on sale and impairment of REO	(61)	246	(25)	439	127
REO expense	326	200	308	874	1,065
Core deposit intangible amortization	449	488	603	2,029	2,645
Other	3,136	2,889	3,250	11,064	11,140
Total noninterest expense	23,415	22,978	21,754	90,134	85,331
Income Before Income Taxes	10,120	3,487	9,218	33,937	34,971
Income Tax Expense	2,107	185	2,011	6,791	26,736
Net Income	$8,013	$3,302	$7,207	$27,146	$8,235
_________________________________

(1)	Derived from audited financial statements.

Per Share Data

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Net income per common share:(1)
Basic	$0.45	$0.19	$0.40	$1.52	$0.45
Diluted	$0.44	$0.18	$0.38	$1.46	$0.44
Adjusted net income per common share:(2)
Basic	$0.45	$0.17	$0.38	$1.52	$1.44
Diluted	$0.44	$0.16	$0.36	$1.46	$1.38
Average shares outstanding:
Basic	17,332,700	17,506,018	18,121,690	17,692,493	18,028,854
Diluted	17,984,958	18,197,429	18,847,279	18,393,184	18,726,431
Book value per share at end of period	$22.74	$22.29	$21.49	$22.74	$21.49
Tangible book value per share at end of period (2)	$21.20	$20.77	$19.96	$21.20	$19.96
Cash dividends declared per common share	$0.06	$0.06	$—	$0.18	$—
Total shares outstanding at end of period	17,984,105	18,265,535	19,041,668	17,984,105	19,041,668
__________________________________________________

(1)	Basic and diluted net income per common share have been prepared in accordance with the two-class method.

(2)	See Non-GAAP reconciliations below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Year Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Performance ratios:(1)
Return on assets (ratio of net income to average total assets)	0.92%	0.39%	0.88%	0.80%	0.25%
Return on assets - adjusted(2)	0.92	0.35	0.83	0.79	0.80
Return on equity (ratio of net income to average equity)	7.87	3.24	7.12	6.62	2.05
Return on equity - adjusted(2)	7.87	2.92	6.75	6.54	6.43
Tax equivalent yield on earning assets(3)	4.49	4.42	4.14	4.39	4.00
Rate paid on interest-bearing liabilities	1.32	1.23	0.82	1.16	0.65
Tax equivalent average interest rate spread(3)	3.17	3.19	3.32	3.23	3.35
Tax equivalent net interest margin(3) (4)	3.38	3.39	3.47	3.43	3.46
Average interest-earning assets to average interest-bearing liabilities	119.16	119.70	121.27	120.39	120.77
Operating expense to average total assets	2.70	2.69	2.62	2.65	2.63
Efficiency ratio	69.41	71.88	70.24	69.46	70.93
Efficiency ratio - adjusted(2)	68.81	71.19	69.36	68.83	70.12
__________________________________

(1)	Ratios are annualized where appropriate.

(2)	See Non-GAAP reconciliations below for adjustments.

(3)	For the three months ended June 30, 2019, March 31, 2019, and June 30, 2018, the weighted average rate for municipal leases is adjusted for a 24%, 24%, and 30%
combined federal and state tax rate, respectively since the interest from these leases is tax exempt. For the years ended June 30, 2019 and 2018, the weighted average rate for municipal leases is adjusted for a 24% and 30% combined federal and state tax rate, respectively.

(4)	Net interest income divided by average interest-earning assets.

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Asset quality ratios:
Nonperforming assets to total assets(1)	0.38%	0.41%	0.37%	0.40%	0.44%
Nonperforming loans to total loans(1)	0.38	0.43	0.37	0.39	0.43
Total classified assets to total assets	0.89	1.00	0.97	0.93	1.00
Allowance for loan losses to nonperforming loans(1)	206.90	215.46	221.45	207.06	192.96
Allowance for loan losses to total loans	0.79	0.92	0.81	0.81	0.83
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.85	0.99	0.89	0.88	0.91
Net charge-offs (recoveries) to average loans (annualized)	0.47	0.38	(0.07)	0.02	0.07
Capital ratios:
Equity to total assets at end of period	11.76%	11.78%	12.04%	12.35%	12.39%
Tangible equity to total tangible assets(2)	11.06	11.06	11.31	11.59	11.61
Average equity to average assets	11.72	11.93	12.20	12.43	12.31
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated.  At June 30, 2019, there were $4.5 million of restructured loans included in nonaccruing loans and $4.1 million, or 39.6%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliations below for adjustments.

Average Balance Sheet Data

	Three Months Ended June 30,
	2019			2018
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,703,056	$32,156	4.76%	$2,476,524	$27,727	4.48%
Deposits in other banks	93,365	468	2.00%	110,819	440	1.59%
Securities available for sale	135,438	861	2.54%	159,667	877	2.20%
Other interest-earning assets(3)	290,962	2,665	3.66%	286,524	2,359	3.29%
Total interest-earning assets	3,222,821	36,150	4.49%	3,033,534	31,403	4.14%
Other assets	252,037			255,903
Total Assets	3,474,858			3,289,437
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	462,626	348	0.30%	480,688	282	0.24%
Money market accounts	691,701	1,472	0.85%	670,486	746	0.45%
Savings accounts	184,719	56	0.12%	216,058	70	0.13%
Certificate accounts	666,219	3,120	1.87%	509,543	1,151	0.90%
Total interest-bearing deposits	2,005,265	4,996	1.00%	1,876,775	2,249	0.48%
Borrowings	699,374	3,935	2.25%	624,725	2,854	1.83%
Total interest-bearing liabilities	2,704,639	8,931	1.32%	2,501,500	5,103	0.82%
Noninterest-bearing deposits	298,769			317,356
Other liabilities	64,102			65,678
Total liabilities	3,067,510			2,884,534
Stockholders' equity	407,348			404,903
Total liabilities and stockholders' equity	3,474,858			3,289,437

Net earning assets	$518,182			$532,034
Average interest-earning assets to average interest-bearing liabilities	119.16%			121.27%
Tax-equivalent:
Net interest income		$27,219			$26,300
Interest rate spread			3.17%			3.32%
Net interest margin(4)			3.38%			3.47%
Non-tax-equivalent:
Net interest income		$26,924			$25,910
Interest rate spread			3.13%			3.27%
Net interest margin(4)			3.34%			3.42%
_________________________________________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $295 and $390 for the three months ended June 30, 2019 and 2018, respectively, calculated based on a combined federal and state tax rate of 24% and 30%, respectively.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, Small Business Investment Company ("SBIC") investments, and commercial paper.
(4) Net interest income divided by average interest-earning asset.

	Years Ended June 30,
	2019			2018
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,632,127	$123,076	4.68%	$2,418,946	$106,641	4.41%
Deposits in other banks	89,410	1,726	1.93%	137,026	1,934	1.41%
Securities available for sale	145,344	3,443	2.37%	172,461	3,668	2.13%
Other interest-earning assets(3)	282,986	10,187	3.60%	247,829	6,718	2.71%
Total interest-earning assets	3,149,867	138,432	4.39%	2,976,262	118,961	4.00%
Other assets	247,029			267,399
Total Assets	3,396,896			3,243,661
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	462,933	1,251	0.27%	473,880	970	0.20%
Money market accounts	689,946	5,102	0.74%	644,331	2,442	0.38%
Savings accounts	194,635	245	0.13%	224,582	295	0.13%
Certificate accounts	596,727	9,159	1.53%	463,306	3,051	0.66%
Total interest-bearing deposits	1,944,241	15,757	0.81%	1,806,099	6,758	0.37%
Borrowings	672,186	14,626	2.18%	658,240	9,314	1.41%
Total interest-bearing liabilities	2,616,427	30,383	1.16%	2,464,339	16,072	0.65%
Noninterest-bearing deposits	307,420			311,210
Other liabilities	63,229			65,489
Total liabilities	2,987,076			2,841,038
Stockholders' equity	409,820			402,623
Total liabilities and stockholders' equity	3,396,896			3,243,661

Net earning assets	$533,440			$511,923
Average interest-earning assets to average interest-bearing liabilities	120.39%			120.77%
Tax-equivalent:
Net interest income		$108,049			$102,889
Interest rate spread			3.23%			3.35%
Net interest margin(4)			3.43%			3.46%
Non-tax-equivalent:
Net interest income		$106,876			$101,330
Interest rate spread			3.20%			3.29%
Net interest margin(4)			3.39%			3.40%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $1,173 and $1,559 for the year ended June 30, 2019 and 2018, respectively, calculated based on a combined federal and state tax rate of 24% and 30%, respectively.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Retail consumer loans:
One-to-four family	$660,591	$658,723	$661,374	$656,011	$664,289
HELOCs - originated	131,095	133,203	135,430	135,512	137,564
HELOCs - purchased	116,972	128,832	138,571	150,733	166,276
Construction and land/lots	80,602	76,153	74,507	75,433	65,601
Indirect auto finance	153,448	162,127	170,516	173,305	173,095
Consumer	19,756	19,374	13,520	13,139	12,379
Total retail consumer loans	1,162,464	1,178,412	1,193,918	1,204,133	1,219,204
Commercial loans:
Commercial real estate	927,261	892,383	904,357	879,184	857,315
Construction and development	210,916	214,511	198,738	198,809	192,102
Commercial and industrial	160,471	154,470	143,201	150,362	135,336
Equipment finance	132,058	109,175	81,380	43,377	13,487
Municipal leases	112,016	112,067	111,135	111,951	109,172
Total commercial loans	1,542,722	1,482,607	1,438,812	1,383,683	1,307,412
Total loans	2,705,186	2,661,019	2,632,730	2,587,816	2,526,616
Deferred loan costs (fees), net	4	(372)	(499)	(710)	(764)
Total loans, net of deferred loan fees	2,705,190	2,660,647	2,632,231	2,587,106	2,525,852
Allowance for loan losses	(21,429)	(24,416)	(21,419)	(20,932)	(21,060)
Loans, net	$2,683,761	$2,636,231	$2,610,812	$2,566,174	$2,504,792
Deposits

(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Core deposits:
Noninterest-bearing accounts	$294,322	$301,083	$300,031	$313,110	$317,822
NOW accounts	452,295	477,637	474,080	462,694	471,364
Money market accounts	691,172	692,102	703,445	687,148	677,665
Savings accounts	177,278	192,754	192,954	203,372	213,250
Total core deposits	1,615,067	1,663,576	1,670,510	1,666,324	1,680,101
Certificates of deposit	712,190	644,819	587,559	536,720	516,152
Total	$2,327,257	$2,308,395	$2,258,069	$2,203,044	$2,196,253
Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Year Ended
(Dollars in thousands)	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Noninterest expense	$23,415	$22,978	$21,754	$90,134	$85,331

Net interest income	$26,924	$26,579	$25,910	$106,876	$101,330
Plus noninterest income	6,811	5,386	5,062	22,895	18,972
Plus tax equivalent adjustment	295	313	390	1,174	1,559
Less gain on sale of fixed assets	—	—	—	—	164
Net interest income plus noninterest income – as adjusted	$34,030	$32,278	$31,362	$130,945	$121,697
Efficiency ratio - adjusted	68.81%	71.19%	69.36%	68.83%	70.12%
Efficiency ratio (without adjustments)	69.41%	71.88%	70.24%	69.46%	70.93%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Total stockholders' equity	$408,896	$407,230	$410,970	$414,195	$409,242
Less: goodwill, core deposits intangibles, net of taxes	27,562	27,908	28,284	28,690	29,125
Tangible book value (1)	$381,334	$379,322	$382,686	$385,505	$380,117
Common shares outstanding	17,984,105	18,265,535	18,520,825	18,939,280	19,041,668
Tangible book value per share	$21.20	$20.77	$20.66	$20.35	$19.96
Book value per share	$22.74	$22.29	$22.19	$21.87	$21.49
_________________________________________________________________
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
(Dollars in thousands)
Tangible equity(1)	$381,334	$379,322	$382,686	$385,505	$380,117
Total assets	$3,476,178	$3,457,737	$3,413,099	$3,353,959	$3,304,169
Less: goodwill and core deposit intangibles, net of taxes	27,562	27,908	28,284	28,690	29,125
Total tangible assets(2)	$3,448,616	$3,429,829	$3,384,815	$3,325,269	$3,275,044
Tangible equity to tangible assets	11.06%	11.06%	11.31%	11.59%	11.61%
_________________________________________________________________
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net income, ROA, ROE, and EPS as adjusted to exclude certain state tax expense, adjustments for the change in federal tax law, and gain on sale of premises and equipment:

	Three Months Ended			Year Ended
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
State tax expense adjustment (1)	—	—	(275)	—	(142)
Change in federal tax law adjustment (2)	—	(325)	(103)	(325)	17,908
Gain on sale of premises and equipment	—	—	—	—	(164)
Total adjustments	—	(325)	(378)	(325)	17,602
Tax effect (3)	—	—	—	—	49
Total adjustments, net of tax	—	(325)	(378)	(325)	17,651

Net income (GAAP)	8,013	3,302	7,207	27,146	8,235

Net income (non-GAAP)	$8,013	$2,977	$6,829	$26,821	$25,886

Per Share Data
Average shares outstanding - basic	17,332,700	17,506,018	18,121,690	17,692,493	18,028,854
Average shares outstanding - diluted	17,984,958	18,197,429	18,847,279	18,393,184	18,726,431

Basic EPS
EPS (GAAP)	$0.45	$0.19	$0.40	$1.52	$0.45
Non-GAAP adjustment	—	(0.02)	(0.02)	—	0.99
EPS (non-GAAP)	$0.45	$0.17	$0.38	$1.52	$1.44

Diluted EPS
EPS (GAAP)	$0.44	$0.18	$0.38	$1.46	$0.44
Non-GAAP adjustment	—	(0.02)	(0.02)	—	0.94
EPS (non-GAAP)	$0.44	$0.16	$0.36	$1.46	$1.38

Average Balances
Average assets	$3,474,858	$3,241,189	$3,289,437	$3,396,896	$3,243,661
Average equity	$407,348	$408,123	$404,903	$409,820	$402,623

ROA
ROA (GAAP)	0.92%	0.39%	0.88%	0.80%	0.25%
Non-GAAP adjustment	—%	(0.04)%	(0.05)%	(0.01)%	0.55%
ROA (non-GAAP)	0.92%	0.35%	0.83%	0.79%	0.80%

ROE
ROE (GAAP)	7.87%	3.24%	7.12%	6.62%	2.05%
Non-GAAP adjustment	—%	(0.32)%	(0.37)%	(0.08)%	4.38%
ROE (non-GAAP)	7.87%	2.92%	6.75%	6.54%	6.43%
________________________________________________________________________
(1)    State tax adjustment is a result of various revaluations of state deferred tax assets.
(2)    Revaluation of net deferred tax assets due to the Tax Act.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Total gross loans receivable (GAAP)	$2,705,186	$2,661,019	$2,632,730	$2,587,816	$2,526,616
Less: acquired loans	214,046	223,101	236,389	253,695	271,801
Adjusted loans (non-GAAP)	$2,491,140	$2,437,918	$2,396,341	$2,334,121	$2,254,815

Allowance for loan losses (GAAP)	$21,429	$24,416	$21,419	$20,932	$21,060
Less: allowance for loan losses on acquired loans	201	201	199	295	483
Adjusted allowance for loan losses	$21,228	$24,215	$21,220	$20,637	$20,577
Allowance for loan losses / Adjusted loans (non-GAAP)	0.85%	0.99%	0.89%	0.88%	0.91%